Annual Shareholder Meeting Results


The Fund held its meeting of shareholders on December 19, 2012.
Common/Preferred shareholders voted as indicated below:

                                                                 Withheld
Municipal II                                        Affirmative  Authority
Re-election of Hans W. Kertess*
Class I to serve until the Annual Meeting for
the 2015-2016 fiscal year                             11,573       319
Re-election of William B Ogden, IV
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                       49,841,880   1,585,479
Re-election of Alan Rappaport
Class I to serve until the Annual Meeting
for the 2015-2016 fiscal year                       49,824,376   1,602,983


The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. Bradford K. Gallagher, James A. Jacobson* and John C. Maney+, continued to serve as Trustees of the Fund.


* Preferred Shares Trustee
+ Interested Trustee

Annual